Exhibit 10.54
AMERICAN ECOLOGY CORPORATION
2006 Management Incentive Bonus Plan

1.	Purpose of the Plan
The purpose of the American Ecology Corporation 2006 Management Bonus Plan is to provide certain of its key senior management employees, for the 2006 fiscal year, with incentive compensation consistent with the interests of Company’s shareholders.

2.	Eligibility
Eligibility in the Plan is limited to Board approved and designated senior management employees of American Ecology and its subsidiaries (the “Company”). For purposes of the Plan, the Compensation Committee of the Company’s Board of Directors, is the Plan Administrator.

A listing of employees approved by the Board of Directors (“Participants”) shall be maintained and administered by the CFO under the direction of the Plan administrator and is attached as Exhibit A. Participation in the Plan supersedes any prior agreements, either written or verbal.

To be eligible for the incentive award (a “Bonus Award”) under the Plan, a Participant must have been employed on a full-time basis by the Company for the entire 12 months of 2006 (the “Performance Period”) and must be employed on the last day of the Performance Period and at the date of any such payment. Plan Participants whose employment with the Company has been terminated, for any reason whatsoever, prior to the payment of any Bonus Award, shall not be eligible to receive any payment hereunder.

3.	Participant Groups
The Plan provides for two Participant categories in 2006.

A) Senior Corporate Management - This category includes two Corporate Vice Presidents and their bonuses is based on the following criteria:

a.
Vice President & Chief Information Officer. Fifty percent (50%) of the bonus shall be based on the Company achieving operating income including the cost of such bonuses. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CFO, for achieving priorities for new information systems development and implementation, servicing ongoing Information Technology needs, teamwork, support for the Company’s operating facilities and other evaluative factors.

b.
Vice President, Hazardous Waste Operations. Fifty percent (50%) of the bonus shall be based on the Company achieving operating income including the cost of such bonuses. Up to an additional fifty percent (50%) shall be awarded at the discretion of the CEO for management of sites and of capital assets.

B) Operating Facility Management - This category includes the four operating facility General Managers. Twenty five percent (25%) of the bonus shall be based upon achievement of the 2006 Company operating income budget including the cost of such bonuses and twenty five percent (25%) for Site operating income budget. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO, with input from the Vice President, Hazardous Waste Operations, based on achieving 2006 priorities, compliance, health and safety, effective use of Company assets, team work, and other evaluative factors.

4.	Bonus Awards
A) Cash award at target performance up to 35% of Participants’ base salary. The Board approved 2006 budgets, will serve as target performance goals.

B) An additional cash award of 10% of base salary. Added bonus will be paid if the Company exceeds its 2006 corporate consolidated operations income budget by 10.7% or more.

Any and all Bonus Awards shall be based on the availability of the Company’s final audited financial statements for the Performance Period, prepared in accordance with generally accepted accounting principles. For purposes of the Plan, “Operating Income” is defined as Gross Profit less Selling, General and Administrative Expenses after any accrual for Bonus Awards.

The Company shall pay Bonus Awards, if any, to Plan Participants upon certification by the Company’s Chief Executive Officer and/or Chief Financial Officer that such payments are authorized by the Plan Administrator and all applicable criteria contained herein have been met. All Bonus Award payments shall be made within a reasonable time after approval and availability of the Company’s final audited financial statements for the Performance period.

5.	Procedure
The Plan Administrator shall have full power, discretion and authority to administer and interpret the Plan, including the calculation and verification of all Bonus Awards, and to establish rules and procedures for its administration, as the Plan Administrator deems necessary and appropriate. Any interpretation of the plan or other act of the Plan Administrator in administering the Plan shall be final and binding on all Plan Participants. No member of the Plan Administrator or the Board of Directors shall be liable for any action, interpretation, or construction made in good faith with respect to the Plan. No member of the Plan Administrator shall participate in the Plan. The Company shall indemnify, to the fullest extent permitted by law, each member of the Board who becomes liable in any civil action or proceeding with respect to decisions made relating to the Plan. The CFO shall provide the Plan Administrator with a year-end report of Participants in the Plan and their respective annual salaries, along with any other information that the Plan Administrator may request.

A Plan Participant may be removed from the Plan, with no right to any Bonus Award under the Plan, if it is determined in the discretion of the Plan Administrator that any of the following have occurred:

a) Insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company during the performance year or prior to payment.
b) Disability. Should a Participant not be actively at work for an extended period of time due to an illness or injury, in such a way as to qualify for long-term disability benefits, he/she may not receive a bonus.
c) Demotion. If a Plan Participant is removed from the Participant group that made him or her eligible Participant under the Plan at any time during the Performance Period, then such employee shall be deemed to be ineligible for participation in the Plan and shall not receive any Bonus Award under the Plan.

6.	Miscellaneous Provisions.

a) Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Company on a full-time, part-time or other basis or alter their at-will employment status. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Plan Administrator under the terms of the Plan.

b) Plan Administrator’s Final Decision. Any interpretation of the Plan and any decision on any matter pertaining to the Plan that is made by the Plan Administrator in its discretion in good faith shall be binding on all persons.

c) Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

d) Interests Not Transferable. Any interest of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution. Notwithstanding the foregoing, if a Plan Participant dies during the Performance Period, or prior to payment of the Bonus Award, then a pro rata portion of the Bonus Award earned by such deceased Participant shall be paid to the deceased Participant’s beneficiary, as designated in writing by such Participant; provided however, that if the deceased Participant has not designated a beneficiary then such amount shall be payable to the deceased Participant’s estate.

e) Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

f) Withholding. The Company will withhold from any amounts payable under the Plan applicable withholding including federal, state, city and local taxes, FICA and Medicare as shall be legally required. Additionally, the Company will withhold from any amounts payable under the Plan, the applicable contribution for the Participant’s 401(k) Savings and Retirement Plan as defined in the 401(K) Plan description protected under ERISA.

g) Effect on Other Plans or Agreements. Payments or benefits provided to a Plan Participant under any stock, deferred compensation, savings, retirements or other employee benefit plan are governed solely by the terms of each of such plans.

Effective Date

This Plan is effective as of January 1, 2006, based on 12/01/2005 approval by the Board of Directors of the Company.

Agreed and Accepted:

NAME	DATE

AMERICAN ECOLOGY CORPORATION
2006 Management Incentive Bonus Plan

ELIGIBLE PARTICIPANTS

John Cooper - Vice President and Chief Information Officer
Simon Bell - Vice President, Hazardous Waste Operations
Robert Marchand - General Manager, US Ecology, Nevada
Ryan McDermott - General Manager, US Ecology, Idaho
Kenneth Knibbs - General Manager, US Ecology Texas
Thomas Hayes - Vice President and General Manager, US Ecology Washington

BENEFICIARY DESIGNATION FORM

I hereby designate the following person or persons as Beneficiary to receive any management incentive bonus payments due under the attached American Ecology Corporation Management Incentive Bonus Plan for 2006, effective January 1, 2006, in the event of my death, reserving the full right to revoke or modify this designation, or any modification thereof, at any time by a further written designation:

Primary Beneficiary

Name of Individual	Relationship to Me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

Trustee

Provided, however, that if such Primary Beneficiary shall not survive me by at least sixty (60) days, the following shall be the Beneficiary:

Contingent Beneficiary

Name of Individual	Relationship to Me	Birth Date (if minor)

Address

This beneficiary designation shall not affect any other beneficiary designation form that I may have on file with the Company regarding benefits other than that referred to above.

Date

Name

Signature